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                                                                     EXHIBIT 5.1




  (713)  758-2222                                                (713) 758-2346

                                January 27, 1997

Global Industries, Ltd.
107 Global Circle
Lafayette, Louisiana 70503

Gentlemen:

         As set forth in the Registration Statement on Form S-3 as amended to the date hereof (File No. 333-18773) (the "Registration Statement"), filed by Global Industries, Ltd., a Louisiana corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the sale of up to 8,050,000 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement and any registration statement filed pursuant to Rule 462 (the "Rule 462 Registration Statement") to register additional shares of Common Stock in accordance with such rule (the "Additional Shares").

         We have acted as counsel for the Company in connection with the registration of the Shares and if applicable, the Additional Shares under the Act. In connection therewith, we have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing examination and review, we are of the opinion that the Shares and the Additional Shares have been duly authorized for issuance and, when the Registration Statement with respect to the Shares and the Rule 462 Registration Statement with respect to the Additional Shares, if applicable, have been declared effective, and the Shares and the Additional Shares, if applicable, are issued in accordance with the provisions of the U.S. Underwriting Agreement and International Underwriting Agreement (each as defined in the Registration Statement), such Shares and the Additional Shares will be validly issued (assuming the certificates evidencing such Shares and the Additional Shares have been duly executed by the Company transfer agent), fully paid and nonassessable.

         In rendering this opinion we have relied, as to factual matters, on certificates of certain public officials and officers of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Rule 462 Registration Statement, if applicable, and to the references to us under the caption "Legal Matters" in the Prospectuses forming a part of the Registration Statement and the Rule 462 Registration Statement, if applicable. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,





                                        VINSON & ELKINS L.L.P.